Exhibit 12.2


J.P. MORGAN CHASE & CO.
HISTORICAL PRO FORMA COMBINED RATIOS
OF EARNINGS TO FIXED CHARGES


                                        1999       1998       1997       1996
                                      --------   --------   --------   --------
                                                      (unaudited)
                                             (in millions, except ratios)
Excluding Interest on Deposits
Income before income taxes            $ 11,489   $  7,347   $  8,064   $  6,143
                                      --------   --------   --------   --------
Fixed charges:
Interest expense                      $ 12,077   $ 15,420   $ 14,765   $ 12,001
  One-third of rents, net of income
    from subleases                         176        163        137        148
                                      --------   --------   --------   --------
Total fixed charges                     12,253     15,583     14,902     12,149
Less: Equity in undistributed income
      of affiliates                       (146)      (112)      (107)       (89)
                                      --------   --------   --------   --------
Earnings before taxes and fixed
  charges                             $ 23,596   $ 22,818   $ 22,859   $ 18,203
                                      ========   ========   ========   ========
Fixed charges, as above               $ 12,253   $ 15,583   $ 14,902   $ 12,149
                                      ========   ========   ========   ========
Ratio of earnings to fixed charges        1.93       1.46       1.53       1.50
                                      ========   ========   ========   ========
Including Interest on Deposits
Fixed charges, as above               $ 12,253   $ 15,583   $ 14,902   $ 12,149
Add: Interest on deposits                8,845      9,663      9,314      8,579
                                      --------   --------   --------   --------
Total fixed charges and interest on
  deposits                            $ 21,098   $ 25,246   $ 24,216   $ 20,728
                                      ========   ========   ========   ========
Earnings before taxes and fixed
  charges, as above                   $ 23,596   $ 22,818   $ 22,859   $ 18,203
Add: Interest on deposits                8,845      9,663      9,314      8,579
                                      --------   --------   --------   --------
Total earnings before taxes, fixed
  charges & int. on dep.              $ 32,441   $ 32,481   $ 32,173   $ 26,782
                                      ========   ========   ========   ========
Ratio of earnings to fixed charges        1.54       1.29       1.33       1.29
                                      ========   ========   ========   ========